Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Brian Korb
Chief Financial Officer	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics Reports First Quarter 2009 Results

Revenue Down Quarter-Over-Comparative Quarter, but Quarter-Over-Comparative Quarter Growth in Key Product Groups
Genomic Antibody Technology™ Increases 47%, Food Pathogens Increases 7%

NEWARK, Del., April 30, 2009 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of biotechnology-based detection solutions for a broad range of life science and industrial applications, today reported financial results for the quarter ended March 31, 2009. Revenues for the quarter were $6.9 million, compared to $7.2 million for the same period in 2008. Revenues for the first quarter of 2009 were positively impacted by a 47% quarter-over-comparative quarter increase in sales of Genomic Antibody Technology™ (GAT™) products, a 7% quarter-over-comparative quarter increase in sales of food pathogens products, and a 2% quarter-over-comparative quarter increase in sales of water and environmental products.

First Quarter and Recent Highlights
•	Monette Greenway was appointed Vice President of Marketing and Sales
•	Robert Laffer joined the Company as Sales Manager for Life Sciences

Francis DiNuzzo, the Company’s Chief Executive Officer, commented, “The first quarter of 2009 began to demonstrate the results of our investments and efforts over the past year.  Despite economic challenges negatively affecting our food pathogens business in recent months, we saw solid growth in this product group for the quarter, validating both the strength of our technology, as well as our RapidChek® and our SELECT™ product lines.  Moreover, as we emerge in the life science marketplace, we are continuing to see widespread success of our GAT™ technology.  Our operating profit was negatively impacted by charges resulting from management restructuring and Board of Director retirements.  With these charges removed, our operating performance continued to make quarter-over-quarter progress towards the goal of profitability.  We have made great progress and continue to take the necessary steps to improve our strategic direction, focusing in on the large opportunities in food safety and life science markets, as well as solidifying our core leadership team, technology platforms and internal operations in order to deliver sustainable business results for the Company.”

Financials

In 000s	Q1– 2009	Q1 – 2008
Revenues	$6,902	$7,155
Gross Profit	3,805	4,033
R&D Expense	663	940
SG&A Expense	3,720	3,178
Operating Loss	(578)	(85)
Pre-tax Loss	(573)	(23)
Net Loss	(561)	(12)

Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended March 31, 2009 totaled $3.8 million, as compared to $4.0 million for the same period in 2008.  Gross margins were 55% for the first quarter of 2009, compared to 56% for the same period in 2008.

Selling, general and administrative (SG&A) expenses rose to $3.7 million for the first quarter of 2009 from $3.2 million for the first quarter of 2008. As a percentage of sales in these periods, SG&A expenses were 54% of revenues compared to 44% for the prior year. This increase is primarily related to severance charges for management changes and ongoing investments in marketing and sales personnel to strengthen the Company’s life sciences market position.  Research and development costs decreased to $663,000 for the first quarter of 2009 from $940,000 for the first quarter of 2008. Research and development costs were 10% of revenues for the first quarter of 2009 compared to 13% for the 2008 first quarter.

The Company’s loss from operations for the first quarter was $578,000, compared to a loss of $85,000 in the first quarter of 2008.  Pre-tax loss for the first quarter of 2009 was $573,000, compared to a loss of $23,000 for the prior year’s first quarter. Net loss for the first quarter of 2009 was $561,000, or $0.03 per diluted share, compared to net loss of $12,000, or $0.00 per diluted share, for the first quarter last year.

Antibody Products
Antibody revenues totaled $3.7 million for the quarter ended March 31, 2009, decreasing 4% from $3.8 million for the same period in 2008.

Food Pathogen Products
Food pathogen revenues totaled $1.4 million for the first quarter of 2009, a 7% increase compared to $1.3 million for the same quarter in 2007.

Ag-GMO Products
Revenues for Ag-GMO products totaled $639,000 for the first quarter of 2009, compared to $923,000 for the first quarter of 2008, a 31% decrease.

Water and Environmental Products
Water and environmental products revenues were $1.1 million for both of the quarters ended March 31, 2009 and 2008.

Balance Sheet
The Company completed the quarter ended March 31, 2009 with a cash and cash equivalents balance of $9.1 million and stockholders’ equity of $20.9 million.

Conference Call
A conference call to review first quarter results is scheduled for today at 4:30 p.m. The dial-in number for the live conference call will be 877-407-9210 (201-689-8049 outside the United States). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern Time on April 30, 2009 through 11:59 p.m. Eastern Time on May 1, 2009. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the United States) and enter account number 286 and conference ID 320509.

About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of antibody technology to the life science market place.  Additionally, the Company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and biodetection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery.  Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current Assets :
Cash and cash equivalents	$9,066	$9,980
Receivables, net	3,587	4,099
Inventories	3,994	3,890
Deferred tax asset	3	3
Other current assets	1,110	534
Total current assets	17,760	18,506

Property and equipment, net	5,178	5,275
Other assets	33	107
Deferred tax asset	59	71
Intangible assets, net	1,523	1,562
Total assets	$24,553	$25,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$1,505	$1,658
Accounts payable	422	691
Accrued expenses	1,353	1,860
Deferred revenue	364	64
Total current liabilities	3,644	4,273

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,749,521 and 20,680,522 issued
at March 31, 2009 and December 31, 2008, respectively	208	206
Additional paid-in capital	40,573	40,345
Treasury stock, 406,627 and 406,627 common shares at cost
at March 31, 2009 and December 31, 2008, respectively	(555)	(555)
Accumulated deficit	(19,186)	(18,625)
Cumulative translation adjustments	(131)	(123)
Total stockholders' equity	20,909	21,248
Total liabilities and stockholders' equity	$24,553	$25,521

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months
	Ended March 31,
	2009	2008

Revenues	$6,902	$7,155

OPERATING EXPENSES:
Manufacturing	3,097	3,122
Research and development	663	940
Selling, general and administrative	3,720	3,178
Total operating expenses	7,480	7,240

Operating loss	(578)	(85)

Interest income, net	5	62

Loss before taxes	(573)	(23)

Income tax benefit	(12)	(11)

Net loss	(561)	(12)

Basic loss per share	$(0.03)	$(0.00)

Shares used in computing basic
loss per share	20,035,174	20,440,000

Diluted loss per share	$(0.03)	$(0.00)

Shares used in computing diluted
loss per share	20,035,174	20,440,000

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months
	Ended March 31,
	2009	2008

Cash Flows from Operating Activities :
Net loss	$(561)	$(12)
Adjustments to reconcile net loss to net
cash used in operating activities :
Depreciation and amortization	328	326
Share-based compensation expense	218	252
Deferred income tax provision	12	35
(Increase) decrease in :
Receivables	512	545
Inventories	(104)	205
Other current assets	(576)	(633)
Other assets	83	-
Increase (decrease) in :
Accounts payable	(269)	(83)
Accrued expenses	(507)	(774)
Deferred Revenue	300	70
Other non-current liabilities	-	1
Net cash used in operating activities	(564)	(68)

Cash Flows from Investing Activities :
Purchase of property and equipment	(193)	(325)

Net cash used in investing activities	(193)	(325)

Cash Flows from Financing Activities :
Proceeds from employee stock purchase plan	4	17
Repayments on financing obligations	(153)	(152)

Net cash used in financing activities	(149)	(135)

Effect of exchange rate changes on cash	(8)	1

Net decrease in cash and cash equivalents	(914)	(527)

Cash and Cash Equivalents, Beginning of Period	9,980	12,988

Cash and Cash Equivalents, End of Period	$9,066	$12,461

Supplemental Cash Flow Disclosure :

Cash paid for taxes	8	1

Cash paid for interest	26	33